Exhibit 99.1

       Ramco-Gershenson Confirms Termination of Negotiations with RioCan

     FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--Jan. 10, 2007--Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it confirms the announcement by RioCan Real Estate Investment Trust that negotiations between the parties have been terminated for the formation of a United States platform for investment by RioCan pursuant to the memorandum of understanding described in Ramco's press release issued on December 12, 2006.

     "Although I am disappointed that we were unable to facilitate a transaction that was viable for both parties, I remain bullish on our prospects for 2007," said Dennis Gershenson, President and Chief Executive Officer. "The termination of this agreement will not interrupt our aggressive business plan that focuses on the acquisition and development of shopping centers through a number of investment vehicles including our recently announced $450 million joint venture with Heitman LLC."

     Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. Ramco-Gershenson owns interests in 81 shopping centers totaling approximately 18.3 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, and Maryland.

     This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be reviewed in conjunction with the Company's filings with the U.S. Securities and Exchange Commission and other publicly available information regarding the Company. Management of Ramco-Gershenson believes that expectations reflected in forward-looking statements are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Company's properties are located, the performance of tenants at the Company's properties as well as other factors.

     For further information on Ramco-Gershenson Properties Trust visit the Company's website at www.rgpt.com.


     CONTACT: Ramco-Gershenson Properties Trust
              Dennis Gershenson, President & CEO
              or Richard Smith, CFO, 248-350-9900
              Fax: 248-350-9925